Agreement	Vereinbarung

Between	zwischen

Gunnar Piening, c/o Ciao GmbH, Leopoldstraße 236, 80807 Munich (the “Executive”)	Herrn Gunnar Piening, c/o Ciao GmbH, Leopoldstraße 236, 80807 München (der “Geschäftsführer”)

And	und

Ciao GmbH, Leopoldstraße 236, 80807 Munich, represented by its sole shareholder SRVY Acquisition GmbH, in turn represented by its managing director (Geschäftsführer) Jonathan Flatow (the “Company”)	Ciao GmbH, Leopoldstraße 236, 80807 München, vertreten durch ihre alleinige Gesellschafterin SRVY Acquisition GmbH, diese vertreten durch ihren Geschäftsführer, Herrn Jonathan Flatow (die “Gesellschaft”)

Whereas the Executive is currently serving as managing director (Geschäftsführer) of the Company based on the Employment Agreement dated as of April 6, 2005 (the “Employment Agreement”);	Der Geschäftsführer übt derzeit das Amt als Geschäftsführer der Gesellschaft auf Grundlage des Anstellungsvertrages (“Employment Agreement”) vom 6. April 2005 (“der Anstellungsvertrag”) aus;

Whereas Greenfield Online, Inc, being the ultimate holding company of the Company has decided to separate the Company’s Internet survey solutions and comparison shopping business segments, thus lessening the need for the Executive to oversee the combined historic business of the Company;
Greenfield Online Inc. als oberste Muttergesellschaft der Gesellschaft hat beschlossen, die Internet survey solutions der Gesellschaft und das comparison shopping business-Segment zu trennen, und dadurch die Notwendigkeit für den Geschäftsführer, das zusammengefasste historische Geschäft der Gesellschaft zu leiten, zu vermindern.

Whereas the Executive wishes to resign his office as managing director as of July 25, 2006 and the Company accepts such resignation;	Der Geschäftsführer möchte sein Amt als Geschäftsführer zum 25. Juli 2006 niederlegen und die Gesellschaft akzeptiert diese Niederlegung;

Whereas the Company and the Executive have therefore agreed to terminate the Employment Agreement by mutual consent under the terms of the present agreement;	Die Gesellschaft und der Geschäftsführer haben daher vereinbart, den Anstellungsvertrag im beiderseitigen Einvernehmen nach Maßgabe der Bestimmungen der vorliegenden Vereinbarung zu beenden;

Now therefore, the parties have agreed and declare as follows:	Daher wird nunmehr vereinbart:

1. The Executive hereby resigns his office as	1. Der Geschäftsführer tritt hiermit als

      managing director of the Company, such resignation to become effective as of July 25, 2006. Without undue delay following such resignation, however no later than July 31, 2006 the Company will apply for registration with the competent commercial register of the fact that the Executive is no longer a managing director. Effective as of July 25, 2006 the Executive, as has been agreed with the Company, will also resign any other offices held at companies affiliated with the Company and, without undue delay following such resignation(s), the Company will procure, or will ensure that such affiliated companies procure, cancellation of the Executive’s offices as referred to herein before from any public or private books or registers, as applicable. The Company will indemnify the Executive against any claims made against him which are a result of the fact that the Executive continues to be registered until registration or of a delay in deregistration for which the Company or any of its affiliated companies is responsible.

      Geschäftsführer der Gesellschaft mit Wirkung zum 25. Juli 2006 zurück. Ohne schuldhaftes Zögern nach diesem Rücktritt, aber spätestens am 31. Juli 2006 wird die Gesellschaft im zuständigen Handelsregister die Eintragung der Tatsache, dass der Geschäftsführer nicht länger Geschäftsführer der Gesellschaft ist, beantragen. Mit Wirkung zum 25. Juli 2006 wird der Geschäftsführer entsprechend der Vereinbarung mit der Gesellschaft auch von allen anderen Ämtern zurücktreten, die er bei Gesellschaften, die mit der Gesellschaft verbunden sind, inne hat und die Gesellschaft wird ohne schuldhaftes Zögern nach diesen Rücktritten dafür sorgen, oder wird sicherstellen, dass diese verbundenen Gesellschaften dafür sorgen, dass die Aufhebung der Ämter des Geschäftsführers, so wie in dieser Vereinbarung in Bezug genommen, in allen öffentlichen oder privaten Büchern oder Registern, was immer anwendbar ist, eingetragen wird. Die Gesellschaft wird den Geschäftsführer von allen Ansprüchen, die gegen ihn erhoben werden und die ihre Ursache darin haben, dass der Geschäftsführer weiterhin bis zur Löschung der Eintragung eingetragen ist, oder die durch eine Verzögerung der Löschung im Register, für die die Gesellschaft oder eines ihrer verbundenen Unternehmen verantwortlich ist, verursacht sind, freistellen.

2.   The Employment Agreement shall be terminated by mutual agreement as of July 31, 2006. Until such date the Company will duly settle the employment relationship and will make the requisite payments to the Executive.

2.   Der Anstellungsvertrag wird im beiderseitigen Einvernehmen mit Wirkung zum 31. Juli 2006 beendet. Bis zu diesem Zeitpunkt wird die Gesellschaft ordnungsgemäß das Anstellungsverhältnis weiterführen und die erforderlichen Zahlungen an den Geschäftsführer vornehmen.

3.   To compensate the Executive for the loss of employment as a result of the termination of the Employment Agreement, the Executive shall receive, within 5 business days of July 31, 2006, the sum of €179,336 (less required withholdings) in full and final satisfaction of all amounts due under and in connection with the Employment Agreement and its termination – subject to any claims and rights of the Executive to Greenfield Online, Inc. stock options granted, which shall remain unaffected by this Agreement -, and any and all claims that the Executive may have arising from or relating to his employment with the Company and any activity on behalf of all companies affiliated with the Company, including but not limited to, base salary, bonus, company car use and reimbursement of operating costs, travel and other expenses, and other benefits, all subject to the next but one following sentence. Furthermore, such payment is made in satisfaction and settlement of non-compete payments (Karenzentschädigung) due and payable under Section 9.2 of the Employment Agreement for the period August 1, 2006 through October 31, 2006. The Executive shall receive, in addition, reimbursement for travel and other expenses reasonably incurred (irrespective of the date such expenses are charged to Executive’s credit card, provided that such expense was incurred prior to July 31, 2006) until July 31, 2006 (including) in accordance with current Company policy. The claim of the Executive to the sum of € 179,336 shall arise (entstehen) immediately and shall be hereditary (vererblich).

3.   Um den Geschäftsführer für den Verlust der Anstellung als Folge der Beendigung des Anstellungsvertrages zu entschädigen, erhält der Geschäftsführer innerhalb von fünf Werktagen nach dem 31. Juli 2006 einen Betrag von € 179.336,— (abzüglich vorgeschriebener Abzüge). Diese Zahlung dient der vollständigen Erfüllung aller aus und in Zusammenhang mit dem Anstellungsvertrag und seiner Beendigung geschuldeten Beträge – vorbehaltlich etwaiger Ansprüche und Rechte des Geschäftsführers aus von der Greenfield Online, Inc. gewährten Aktienoptionen, die von dieser Vereinbarung nicht berührt werden – und jeglicher Ansprüche, die der Geschäftsführer aus oder im Zusammenhang mit seiner Anstellung bei der Gesellschaft, seiner Tätigkeit als Geschäftsführer und jeder Tätigkeit für mit der Gesellschaft verbundene Unternehmen hat, insbesondere Grundgehalt, Bonus, Firmenwagennutzung und Erstattung von Betriebskosten für den Firmenwagen, Reiseauslagen und andere Auslagen und andere Leistungen, alles vorbehaltlich des übernächsten Satzes. Weiterhin dient diese Zahlung der Erfüllung der nach Ziffer 9.2 des Anstellungsvertrags für den Zeitraum vom 1. August 2006 bis zum 31. Oktober 2006 geschuldeten Karenzentschädigung. Der Geschäftsführer erhält darüber hinaus die Erstattung der angemessenerweise bis zum 31. Juli 2006 (einschließlich) entstandenen Reise- und anderen Auslagen (unabhängig von dem Zeitpunkt, zu dem solche Auslagen der

      Kreditkarte des Geschäftsführers belastet werden, vorausgesetzt, dass die Auslage vor dem 31. Juli 2006 entstanden ist) entsprechend den derzeitigen Richtlinien der Gesellschaft. Der Anspruch des Geschäftsführers auf dem Betrag von € 179.336,— entsteht sofort und ist vererblich.

      Executives agrees that as of July 31, 2006 he will have vested options to purchase 50,000 shares of Greenfield Online common stock at $14.99 per share. Executive agrees that all vesting of his unvested stock options will cease as of July 31, 2006, and that all vested options will expire and be forfeited 90 days after July 31, 2006.

      Der Geschäftsführer bestätigt, dass er zum 31. Juli 2006 angewachsene Optionen (vested options) zum Erwerb von 50.000 Anteilen am Common Stock von Greenfield Online zu einem Preis von US$14,99 pro Anteil haben wird. Der Geschäftsführer erkennt an, dass das weitere Anwachsen (vesting) seiner noch nicht angewachsenen Aktienoptionen zum 31. Juli 2006 beendet sein wird und dass alle angewachsenen Optionen 90 Tage nach dem 31. Juli 2006 auslaufen (expire) und erloschen (forfeited) sein werden.

4. On July 31, 2006 there is no entitlement of the Executive to holiday and there is no claim of the Executive to holiday compensation.	4. Zum 31. Juli 2006 gibt es keinen Anspruch des Geschäftsführers auf Urlaub und es gibt keinen Anspruch des Geschäftsführers auf Urlaubsentschädigung.

5. The company car shall be returned to the Company at the latest on July 31, 2006.	5. Der Firmenwagen ist spätestens zum 31. Juli 2006 an die Gesellschaft zurückzugeben.

6.   Subject to the next following sentence, the Executive shall return all documents etc., as provided in Section 12 of the Employment Agreement promptly following July 25, 2006. Effective July 31, 2006, the Company transfers to the Executive ownership, which the Executive hereby accepts, of the laptop computer IBM Thinkpad T42 currently used by the Executive. Transfer of ownership shall occur free of charge at net value (unentgeltlich zum Nettosachbezugswert). The Company shall

6.   Vorbehaltlich des nachfolgenden Satzes wird der Geschäftsführer alle Dokumente und Unterlagen etc. gemäß Ziffer 12 des Anstellungsvertrages unverzüglich nach dem 25. Juli 2006 zurückgeben. Zum 31. Juli 2006 überträgt die Gesellschaft an den Geschäftsführer das Eigentum an dem Laptop-Computer IBM Thinkpad T42, den der Geschäftsführer derzeit benutzt, und der Geschäftsführer nimmt die Eigentumsübertragung an. Die ensure that the laptop computer is scanned prior to such transfer and that any data whatsoever and any software of or relating to the Company or any affiliated companies is unrecoverably deleted. Mutatis mutandis, the mobile phone SonyEriscsson W800i currently used by the Executive shall be transferred, effective July 31, 2006. In addition, the Company will transfer to the Executive on the next possible date the Vodafone mobile phone contract for the mobile phone number currently assigned to the Executive.

      Eigentumsübertragung erfolgt unentgeltlich zum Nettosachbezugswert. Die Gesellschaft stellt sicher, dass der Laptop-Computer vor dieser Übertragung geprüft wird und dass jegliche Daten irgendeiner Art und jede Software der Gesellschaft, oder die sich auf die Gesellschaft oder ihre verbundenen Unternehmen bezieht, ohne Möglichkeit der Wiederherstellung gelöscht werden. In entsprechender Weise ist das derzeit von dem Geschäftsführer genutzte Mobiltelefon SonyEriscsson W800i zum 31.07.2006 auf den Geschäftsführer zu übertragen. Darüber hinaus wird die Gesellschaft an den Geschäftsführer zum nächstmöglichen Datum den Mobilfunkvertrag mit Vodafone für die derzeit an den Geschäftsführer zugewiesene Mobilfunknummer übertragen.

7.   The Company hereby waives the prohibition of non-compete after termination of employment according to Section 9.2 of the Employment Agreement, such waiver to become effective as of July 31, 2006. All and any compensation payments which are or will be due under such provision or which may otherwise be due shall be deemed fully settled by the one-time payment provided for in Section 3 of this Agreement. The Executive shall not be under obligation to return any part of such payment. Section 74 c of the German Commercial Code (Handelsgesetzbuch – HGB) shall not apply to such payment. As a consequence of the Company’s waiver, the Executive will not be bound by the prohibition of non-compete after termination of employment in Section 9.2 of the Employment Agreement. For the avoidance of doubt, the parties to this Agreement

7.   Die Gesellschaft verzichtet hiermit auf das nachvertragliche Wettbewerbsverbot gemäß Ziffer 9.2 des Anstellungsvertrages mit Wirkung zum 31. Juli 2006. Sämtliche Entschädigungszahlungen, die unter dieser Bestimmung oder auf sonstiger Grundlage jetzt oder in Zukunft geschuldet sind, gelten als in voller Höhe durch die in Ziffer 3 vorgesehene einmalige Zahlung ausgeglichen. Der Geschäftsführer ist nicht verpflichtet, irgendeinen Teil dieser Zahlung zurückzuzahlen. § 74 c HGB ist auf diese Zahlung nicht anwendbar. Als Folge des Verzichts der Gesellschaft ist der Geschäftsführer nicht an das nachvertragliche Wettbewerbsverbot in Ziffer 9.2 des Anstellungsvertrages gebunden. Es wird klargestellt, dass die Verpflichtungen des Geschäftsführers agree that the obligations of the Executive under the Share Purchase Agreement Ciao AG dated as of 6 April 2005 between, among others, the Executive, SRVY Acquisition GmbH and Ciao Holding GmbH, including but not limited to the non-compete clause in Section 16 of such agreement, shall not be affected by the provisions of this present Agreement or by the above waiver and remains in full force and effect.

      unter dem Share Purchase Agreement Ciao AG vom 6. April 2005 zwischen, unter anderem, dem Geschäftsführer, der SRVY Acquisition GmbH und der Ciao Holding GmbH, einschließlich insbesondere dem Wettbewerbsverbot in Ziffer 16 dieses Vertrages, durch die Bestimmungen der vorliegenden Vereinbarung oder den oben genannten Verzicht nicht berührt werden und in vollem Umfang in Kraft bleiben.

8.   The Executive and the Company agree to the text of the press release attached as Exhibit A, which shall be distributed by the Company on July 25, 2006. The substance of any further statements (written or oral) of the Executive or the Company or affiliated companies to the public (i. e. any party not employed or otherwise bound contractually to the Company or affiliated companies) relating to the leaving of the Executive shall be consistent with such press release in Exhibit A.

8.   Der Geschäftsführer und die Gesellschaft sind sich einig über den Text der als Anlage A beigefügten Presseerklärung, die am 25. Juli 2006 herausgegeben wird. Etwaige weitere Stellungnahmen (schriftlich oder mündlich) des Geschäftsführers oder der Gesellschaft und der mit ihr verbundenen Unternehmen gegenüber der Öffentlichkeit (d. h. irgendeine Partei, die weder ein Angestellter der Gesellschaft oder der mit ihr verbundenen Unternehmen ist, noch in sonstiger Weise mit ihnen vertraglich verbunden ist) in Bezug auf das Ausscheiden des Geschäftsführers werden inhaltlich dieser Presseerklärung in Anlage A entsprechen.

9.   The Executive and the Company agree to the text of the statement in Exhibit B, which shall be disclosed by the Company to all officers and employees of the Company and affiliated companies on July 25, 2006 with respect to the leaving of the Executive. The substance of any further statements (written or oral) of the Executive, the Company or affiliated companies to such defined group of people relating to the leaving of the Executive shall be consistent with such statement in Exhibit B.

9.   Der Geschäftsführer und die Gesellschaft sind sich einig über den Text der als Anlage B beigefügten Erklärung, die von der Gesellschaft gegenüber allen Organmitgliedern und Angestellten der Gesellschaft und der mit ihr verbundenen Unternehmen am 25. Juli 2006 in Bezug auf das Ausscheiden des Geschäftsführers herausgegeben wird. Etwaige weitere Stellungnahmen gegenüber der so definierten Personengruppe in Bezug auf das Ausscheiden des Geschäftsführers werden inhaltlich dieser Erklärung in

Anlage B entsprechen.

10. It is understood that the Executive continues, after termination of the Employment Agreement, to be under a confidentiality obligation pursuant to Section 10.3 of the Employment Agreement.	10. Es besteht Einigkeit, dass der Geschäftsführer nach Beendigung des Anstellungsvertrages weiterhin den Vertraulichkeitsverpflichtungen nach Ziffer 10.3 des Anstellungsvertrages unterliegt.

11.  Without undue delay following the termination of the Employment Agreement, however until August 31, 2006 at the latest, the Company shall provide the Executive with a duly executed copy of a favourable qualified reference letter (wohlwollendes qualifiziertes Zeugnis). The reference letter shall be executed on the Company’s headed notepaper; shall refer to July 31, 2006 as termination date; and shall end with the following wording: “Wir waren mit den Leistungen von Herrn Piening stets und in jeder Hinsicht außerordentlich zufrieden. Herr Piening verlässt unser Unternehmen auf eigenen Wunsch. Wir wünschen ihm für seine weitere berufliche Zukunft alles Gute.” The Parties agree that the statements in such reference letter do not constitute declarations of intent (Willenserklärungen) affecting the legal relationship between the Company and the Executive and therefore do not constitute an acknowledgement or waiver by the Company.

11.  Ohne schuldhaftes Zögern nach Beendigung des Anstellungsvertrages, aber spätestens am 31. August 2006 wird die Gesellschaft dem Geschäftsführer ein wohlwollendes qualifiziertes Zeugnis ausstellen. Das Zeugnis wird auf Briefpapier der Gesellschaft ausgefertigt; nennt den 31. Juli 2006 als Beendigungszeitpunkt und endet mit den folgenden Worten: “Wir waren mit den Leistungen von Herrn Piening stets und in jeder Hinsicht außerordentlich zufrieden. Herr Piening verlässt unser Unternehmen auf eigenen Wunsch. Wir wünschen ihm für seine weitere berufliche Zukunft alles Gute.” Die Parteien sind darüber einig, dass die Aussagen in diesem Zeugnis keine Willenserklärungen darstellen, die die Rechtsbeziehung zwischen der Gesellschaft und dem Geschäftsführer berühren und daher kein Anerkenntnis oder einen Verzicht durch die Gesellschaft darstellen.

12.  In the shareholder’s meeting of the Company held in 2007 to approve the audited financial statements of the Company for the fiscal year of 2006 the Company’s shareholder shall grant the Executive exoneration (Entlastung) pursuant to Section 46 no. 5 of the German Act on Private Limited Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) for the period until the date of the Executive’s resignation from the office

12.  Bei der Gesellschafterversammlung der Gesellschaft, die in 2007 zur Feststellung des geprüften Jahresabschlusses der Gesellschaft für das Geschäftsjahr 2006 abgehalten wird, wird der Gesellschafter der Gesellschaft dem Geschäftsführer Entlastung gemäß § 46 Nr. 5 GmbHG für den Zeitpunkt bis zur Niederlegung des Geschäftsführers von seinem Amt als Geschäftsführer der Gesellschaft erteilen.

as the Company’s managing director.

13.  The Company represents that following termination of the Executive’s employment agreement, the Company will maintain with respect to the Executive the D&O insurance coverage presently contracted by the Company at its present terms until at least December 31, 2007.

13.  Die Gesellschaft versichert, dass nach der Beendigung des Anstellungsverhältnisses des Geschäftsführers die Gesellschaft in Bezug auf den Geschäftsführer die D&O-Versicherungs-Deckung, die gegenwärtig von der Gesellschaft vereinbart ist, zu den gegenwärtigen Konditionen bis mindestens zum 31. Dezember 2007 aufrechterhalten wird.

14. The Company will reimburse the Executive for legal fees incurred by the Executive in connection with his leaving the Company and his present agreement up to an amount of USD 5,000 gross.
14.  Die Gesellschaft wird dem Geschäftsführer Rechtsberatungskosten im Zusammenhang mit seinem Ausscheiden aus der Gesellschaft und der vorliegenden Vereinbarung bis zu einem Betrag von brutto US$5.000,— erstatten.

15.  Unless otherwise agreed herein, all Company Claims which are the result of negligent or intentional acts of the Executive and which are presently known to the Company’s shareholder and any other payment claims against the Executive shall be forfeited (erledigt). Any Company Claims which are the result of simple negligence (einfache Fahrlässigkeit) (but not of intent or gross negligence) by the Executive and which are presently not known to the Company’s shareholder shall be forfeited (erledigt) unless they have been asserted by the Company’s shareholder against the Executive by written notice within 60 days following the signing of this Agreement.

15.  Soweit nicht anderweitig in dieser Vereinbarung bestimmt, sind alle Gesellschaftsansprüche, die von einer fahrlässigen oder vorsätzlichen Handlung des Geschäftsführers verursacht wurden, und die dem Gesellschafter der Gesellschaft gegenwärtig bekannt sind sowie sonstige Zahlungsansprüche gegen den Geschäftsführer erledigt. Etwaige Gesellschaftsansprüche, die durch einfache Fahrlässigkeit (aber nicht durch Vorsatz oder grobe Fahrlässigkeit) des Geschäftsführers verursacht wurden und die dem Gesellschafter der Gesellschaft gegenwärtig nicht bekannt sind, sind erledigt, soweit sie von dem Gesellschafter der Gesellschaft gegenüber dem Geschäftsführer nicht innerhalb von 60 Tagen nach Abschluss dieser Vereinbarung schriftlich geltend gemacht wurden.

“Company Claims” within the meaning of this Clause shall be all claims and entitlements	“Gesellschaftsansprüche” im Sinne dieser Ziffer sind alle Ansprüche und of the Company and of companies affiliated with the Company against the Executive under or in connection with the Employment Agreement or its termination or the Executive’s office as managing director, regardless of whatever kind, irrespective of the date from which they originate. Company Claims shall be deemed “known” within the meaning of this Clause only if positively known.

      Rechte der Gesellschaft und der mit der Gesellschaft verbundenen Unternehmen gegenüber dem Geschäftsführer aus oder im Zusammenhang mit dem Anstellungsvertrag oder seiner Beendigung oder dem Amt des Geschäftsführers als Geschäftsführer, gleich welcher Art und unabhängig von dem Zeitpunkt, zu dem sie entstanden sind. Gesellschaftsansprüche gelten als bekannt im Sinne dieser Ziffer nur, wenn sie positiv bekannt sind.

16. This Agreement shall be subject to German law.	16. Diese Vereinbarung unterliegt deutschem Recht.

17. Any amendment or addition as well as side agreements to this present Agreement require the written form to be valid. This also applies to the amendment of this written form requirement.	17. Jede Änderung oder Hinzufügung sowie Nebenvereinbarungen zu der vorliegenden Vereinbarung bedürfen zur Wirksamkeit der Schriftform. Dies gilt auch für Änderungen dieser Schriftformklausel.

18.  In case any provision of this present Agreement is or will become invalid, this does not affect the validity of the remaining provisions of this present Agreement. The invalid provision will be substituted by a valid provision having the closest possible economically intended effect.

18.  Im Falle, dass eine Bestimmung der vorliegenden Vereinbarung unwirksam ist oder wird, berührt dies die Wirksamkeit der verbliebenen Bestimmungen der vorliegenden Vereinbarung nicht. Die unwirksame Bestimmung wird ersetzt durch eine wirksame Bestimmung, die dem wirtschaftlich angestrebten Ergebnis möglichst nahe kommt.

19.	The German version of this Agreement shall be the only binding one. Both parties have received a signed version of this Agreement.	19.	Maßgebend ist allein die deutsche Fassung dieser Vereinbarung. Beide Parteien haben eine unterschriebene Fassung dieses Vertrages erhalten.
Munich, July 25, 2006

Ciao GmbH
By/Durch:
SRVY Acquisition GmbH
By/Durch:

/s/ Gunnar Piening	/s/ Jonathan Flatow

Gunnar Piening	Jonathan Flatow
Managing Director